Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Perma-Fix Environmental Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Primary Offering:
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	-	-	-
	Equity	Preferred Stock	Rule 457(o)	-	-	-
	Debt	Debt Securities	Rule 457(o)	-	-	-
	Debt Convertible into Equity	Warrants	Rule 457(o)	-	-	-
	Other	Rights	Rule 457(o)	-	-	-
	Other	Purchase Contract	Rule 457(o)	-	-	-
	Other	Units	Rule 457(o)	-	-	-
Primary Offering Total						$100,000,000	(3)	0.0001531	$15,310

Fees Previously Paid	-	-	-	-	-	-		-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-	-
	Total Offering Amounts					$100,000,000		0.0001531	$15,310
	Total Fees Previously Paid					-		-	-
	Total Fee Offsets					-		-	-
	Net Fees Due					-		-	$15,310

(1)	There are being registered hereunder an indeterminate number of each identified class of securities of Perma-Fix Environmental Services, Inc., which securities may be offered and sold, on a primary basis, in such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price for all securities of $100,000,000 after the date hereof. The securities registered hereunder also include such indeterminate amount of debt securities and shares of common stock and shares of preferred stock as may be issued upon conversion or exchange for any other debt securities or preferred stock that provide for conversion or exchange into other securities being registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.
(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any debt securities or shares of preferred stock are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof.
(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.